UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 19, 2010
Cerner Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-15386	43-1196944

(Commission File Number)	(IRS Employer Identification No.)

2800 Rockcreek Parkway, North Kansas City, Missouri	64117

(Address of Principal Executive Offices)	(Zip Code)
(816) 221-1024
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On January 19, 2010, Cerner Corporation (“Cerner”) entered into an Interparty Agreement (the “Interparty Agreement”) with Kansas Unified Development, LLC (“Developer”) and OnGoal, LLC (“OnGoal”). The Interparty Agreement was entered into in connection with Cerner’s intended development of an office campus in the Village West development in Kansas City, Kansas (the “Office Campus”), described in Item 8.01, below.
     The Interparty Agreement provides that Developer and OnGoal will be responsible for the repayment of:
•	Amounts (“Inducement Repayment Amount”) required to be paid under the Workforce Services Training Agreement (the “Workforce Agreement”) with the Kansas Department of Commerce if the Unified Government of Wyandotte County/Kansas City, Kansas issues STAR Bonds for any purpose related to the development and Cerner fails to request the grant from the Kansas Department of Commerce under the Workforce Agreement for Office Campus project costs on or prior to January 1, 2012, and

•	Amounts (“MPI Repayment Amount”) required to be paid by Cerner under the Workforce Agreement in the event Cerner fails to produce the required 4,500 new jobs within the Office Campus on or before December 31, 2017.
     The Interparty Agreement further provides that Developer and OnGoal will indemnify and hold Cerner harmless from and against any and all losses, costs, expenses, penalties and damages arising as a result of (a) Developer’s failure to pay any sum that it has agreed to pay, or (b) Developer’s breach of any agreement with Cerner which creates an obligation on the part of Cerner for which Developer has agreed to be responsible.
     In connection with the development, Developer has acquired the right to place soil on the real property to be acquired by Cerner to be developed into the Office Campus. The Interparty Agreement provides that Developer will assume responsibility for the deposit of soil on the property and will indemnify and hold Cerner harmless for any environmental costs and liabilities resulting from Developer’s use of the property or for the presence of hazardous substances on the property.
     The Interparty Agreement further provides that within 30 days of the date that the terms and conditions of the Workforce Agreement are satisfied, such that neither the Inducement Repayment Amount nor the MPI Repayment Amount are due, Developer or OnGoal will pay Cerner a success fee of $4.0 million with respect to construction of the Office Campus.
     OnGoal is the owner of the Kansas City Wizards professional soccer club which intends to utilize the Stadium Development described in Item 8.01, below. Developer is a wholly-owned subsidiary of Kansas Stadium Partners, Inc. (“Kansas Stadium Partners”). OnGoal and Kansas Stadium Partners are controlled by Neal Patterson, Chairman of the Board and Chief Executive Officer of Cerner, and Cliff Illig, Vice Chairman of Cerner.
     The above description is qualified in its entirety by reference to the Interparty Agreement which is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
Item 8.01. Other Events.
     On January 19, 2010, Cerner entered into an agreement with the Unified Government of Wyandotte County/Kansas City, Kansas to accept the transfer of a parcel of land intended to be the site of the development of an office campus in the Village West development in Kansas City, Kansas. The purchase price for the land will be paid by Developer. On January 20, 2010, Cerner entered into a Workforce Agreement with the Kansas Department of Commerce, which contains incentives, as well as certain repayment obligations, some of which are described above in Item 1.01. On January 19, 2010, Cerner entered into the Interparty Agreement described above in Item 1.01. These transactions are the first step in a series of transactions which are expected to involve both the development of the Office Campus and an 18,000 seat, multi-sport stadium and related recreational athletic complex (the “Stadium Development”).
Item 9.01. Financial Statements and Exhibits
c)	Exhibits
99.1	Interparty Agreement dated January 19, 2010.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 22, 2010	CERNER CORPORATION
	By:	/s/ Marc G. Naughton
Marc G. Naughton, Senior Vice President
and Chief Financial Officer